UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549



                                   FORM 8-K/A

                                 Current Report
                         Pursuant to Section 13 or 15(d)
                     Of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 28, 1998

                         RELIANT BUILDING PRODUCTS, INC.
               (Exact Name of Registrant as Specified in Charter)


         Delaware                     333-30699                  75-1364873
(State or Other Jurisdiction    (Commission  File  Number)     (IRS  Employer
     of  Incorporation)                                      Identification No.)

3030  LBJ  Freeway,  Suite  300,  Dallas,  Texas                           75234
   (Address  of  Principal  Executive  Offices)                       (Zip Code)

                                 (972) 919-1000
               (Registrant's telephone number, including area code

                         Reliant Building Products, Inc.
                               Index to Form 8-K/A
                Filed with the Securities and Exchange Commission
                                  April 9, 1998


                                            Page
                                            ----
Facing page                                    1
Item 7.  Financial Statements and Exhibits     3
Signatures                                     4
Exhibit Index                                  5

Item  7.    Financial  Statements  and  Exhibits

On February 6, 1998, Reliant Building Products, Inc. (the "Company") filed a Current Report on Form 8-K with respect to the January 28, 1998 acquisition of all of the capital stock of CFA Holding Company (the "Acquisition" or "Care Free" or "CFA"). Such Form 8-K was filed without the financial statements and pro forma financial information required by rule 3-05 and Article 11 of Regulation S-X, as it was impractical to do so at that time. This Current
Report  on  Form  8-K/A  provides  such  required  information.


(a)          Financial  Statements  of  the  Business  Acquired

Following, as Exhibit 7(a), are the audited consolidated balance sheets of Care Free as of December 31, 1997 and 1996 and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997.

(b)    Pro  Forma  Financial  Information

Following, as Exhibit 7(b), are an unaudited pro forma consolidated condensed balance sheet as of December 26, 1997, and unaudited pro forma consolidated condensed statements of operations for the year ended March 28, 1997 and for the nine months ended December 26, 1997 and related notes to the unaudited pro forma consolidated condensed financial statements, giving effect to the Company's acquisition on January 28, 1998 of all of the common stock of Care Free.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April  9,  1998
                              Reliant Building Products, Inc.

                                By: /S/  Virgil  D.  Lowe
                                    ---------------------
                                    Virgil  D.  Lowe
                                    Vice  President


                         Reliant Building Products, Inc.
                           Exhibit Index to Form 8-K/A

Exhibit   Description
--------  -------------------------------------------------------------------
    7(a)      Audited Consolidated Financial Statements of Care Free
    7(b)      Unaudited Pro Forma Consolidated Condensed Financial Statements

INDEPENDENT  AUDITORS'  REPORT

Board  of  Directors  and  Stockholders
CFA  Holding  Company  and  Subsidiaries
Charlotte,  Michigan

We have audited the accompanying consolidated balance sheets of CFA Holding Company and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Alpine Industries, Inc. ("Alpine"), a wholly owned consolidated subsidiary of CFA Holding Company, for the year ended December 31, 1995, which statements reflect total revenues constituting 38% of the related consolidated total for that year. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts for Alpine for the year ended December 31, 1995, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/S/ DELOITTE  &  TOUCHE  LLP
DELOITTE  &  TOUCHE  LLP
Lansing,  Michigan
February  27,  1998

INDEPENDENT  AUDITORS'  REPORT
Board  of  Directors
Alpine  Industries,  Inc.

We have audited the statements of earnings, stockholders' equity and cash flows for the year ended December 31, 1995 of Alpine Industries, Inc. (a wholly-owned subsidiary of AIBT, Inc., not separately presented herein). These financial
statements  are  the  responsibility  of  the  Company's  management.    Our
responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Alpine Industries, Inc.'s operations and its cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

/S/ KPMG  PEAT  MARWICK  LLP
KPMG  PEAT  MARWICK  LLP
Seattle,  Washington
January  19,  1996


CFA  HOLDING  COMPANY  AND  SUBSIDIARIES

CONSOLIDATED  BALANCE  SHEETS
DECEMBER  31,  1997  AND  1996
(IN  THOUSANDS)
---------------

ASSETS                                                                  1997     1996
CURRENT ASSETS:
  Cash and cash equivalents                                            $   150  $   692
  Accounts receivable, less allowance for doubtful accounts of
    $1,576 and $1,121                                                    9,943   10,149
  Inventories (Note 4)                                                   8,224   11,699
  Prepaid expenses and other                                               865      871
  Deferred taxes on income (Note 7)                                        755      281
                                                                       -------  -------
           Total current assets                                         19,937   23,692

PROPERTY, PLANT AND EQUIPMENT:
  Land and improvements                                                  1,026    1,009
  Buildings and leasehold improvements                                   8,125    7,927
  Machinery and equipment                                               16,932   14,116
  Transportation equipment                                               1,577    1,636
  Office furniture and equipment                                         2,116    1,407
  Construction in progress                                                  58      741
                                                                       -------  -------
           Total                                                        29,834   26,836
  Less accumulated depreciation                                          8,605    6,057
                                                                       -------  -------
           Total property, plant and equipment                          21,229   20,779

OTHER ASSETS:
  Note receivable from officer (Note 5)                                    215      215
  Purchase cost in excess of net assets acquired, net of accumulated
    amortization of $2,184 and $1,427                                   15,685   12,717
  Non-compete agreement, net of accumulated amortization of
    $2,900 and $2,850                                                                50
  Deferred financing costs, net of accumulated amortization of
    $1,115 and $845                                                        521      590
                                                                       -------  -------
           Total other assets                                           16,421   13,572
                                                                       -------  -------

TOTAL ASSETS                                                           $57,587  $58,043
                                                                       =======  =======

                   See notes to consolidated financial statements.          (Continued)


CFA  HOLDING  COMPANY  AND  SUBSIDIARIES

CONSOLIDATED  BALANCE  SHEETS
DECEMBER  31,  1997  AND  1996
(IN  THOUSANDS  EXCEPT  SHARE  AMOUNTS)
---------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY                             1997     1996
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 6)                    $ 2,100  $   600
  Accounts payable                                                6,232    7,905
  Accrued expenses                                                3,003    2,839
  Accrued employee compensation and related payroll taxes and
    withholdings                                                  3,130    2,849
  Contingent payable (Note 3)                                       767
                                                                -------  -------
           Total current liabilities                             15,232   14,193

DEFERRED TAXES ON INCOME (Note 7)                                 2,273    1,761

LONG-TERM DEBT, LESS CURRENT PORTION (Note 6)                    21,194   28,323

CONTINGENT PAYABLE (Note 3)                                         980

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value, 2,375 shares authorized;
    1,154 shares issued and outstanding (Notes 1 and 9)
  Stock warrants (Note 9)                                            13       13
  Paid-in capital                                                 6,283    6,136
  Retained earnings                                              11,612    7,617
                                                                -------  -------
           Total stockholders' equity                            17,908   13,766
                                                                -------  -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $57,587  $58,043
                                                                =======  =======

            See notes to consolidated financial statements.          (Concluded)


CFA  HOLDING  COMPANY  AND  SUBSIDIARIES

CONSOLIDATED  STATEMENTS  OF  EARNINGS
YEARS  ENDED  DECEMBER  31,  1997,  1996  AND  1995
(IN  THOUSANDS)
---------------

                                        1997      1996      1995
NET SALES                             $137,806  $130,569  $115,477
COST OF GOODS SOLD                     100,692    96,633    89,076
                                      --------  --------  --------

GROSS PROFIT                            37,114    33,936    26,401

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES (Notes 5, 8, and 11)         27,774    28,024    20,499
                                      --------  --------  --------

INCOME FROM OPERATIONS                   9,340     5,912     5,902

INTEREST EXPENSE, NET (Note 5)           3,266     3,319     2,988
OTHER EXPENSES                             432        23       119
                                      --------  --------  --------

INCOME BEFORE INCOME TAX                 5,642     2,570     2,795

TAXES ON INCOME (Note 7)                 1,647     1,112       988
                                      --------  --------  --------

NET EARNINGS                          $  3,995  $  1,458  $  1,807
                                      ========  ========  ========

See  notes  to  consolidated  financial  statements.


CFA  HOLDING  COMPANY  AND  SUBSIDIARIES

CONSOLIDATED  STATEMENTS  OF  STOCKHOLDERS' EQUITY
YEARS  ENDED  DECEMBER  31,  1997,  1996    AND  1995
(IN  THOUSANDS  EXCEPT  SHARE  DATA)
------------------------------------

                     COMMON    STOCK    PAID-IN   RETAINED   STOCKHOLDERS'
                     SHARES  WARRANTS   CAPITAL   EARNINGS      EQUITY
BALANCE AT
  JANUARY 1, 1995     1,146  $      13  $  6,136  $   4,352  $      10,501

  Net earnings                                        1,807          1,807
                     ------  ---------  --------  ---------  -------------

BALANCE AT
  DECEMBER 31, 1995   1,146         13     6,136      6,159         12,308

  Net earnings                                        1,458          1,458
                     ------  ---------  --------  ---------  -------------

BALANCE AT
  DECEMBER 31, 1996   1,146         13     6,136      7,617         13,766

  Stock issuance          8                  147                       147
  Net earnings                                        3,995          3,995
                     ------  ---------  --------  ---------  -------------

BALANCE AT
  DECEMBER 31, 1997   1,154  $      13  $  6,283  $  11,612  $      17,908
                     ======  =========  ========  =========  =============

See  notes  to  consolidated  financial  statements.


CFA  HOLDING  COMPANY  AND  SUBSIDIARIES

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
YEARS  ENDED  DECEMBER  31,  1997,  1996  AND  1995
(IN  THOUSANDS)
---------------

                                                                    1997      1996       1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                    $ 3,995   $  1,458   $ 1,807
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization                                   3,853      3,499     3,070
    Loss on sale of equipment                                          14         12       154
    Deferred taxes on income                                          180        282       633
    Changes in certain assets and liabilities net of effect of acquisition of assets:
      Decrease (increase) in:
        Accounts receivable                                            13       (752)       (1)
        Inventories                                                 3,669     (1,844)      401
        Prepaid expenses and other                                   (198)      (283)     (556)
        Refundable taxes on income                                                         602
      Increase (decrease) in:
        Accounts payable                                           (2,571)    (1,206)     (224)
        Accrued expenses                                              567        (51)     (610)
                                                                  --------  ---------  --------
           Net cash provided by operating activities                9,522      1,115     5,276

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                        (2,969)    (4,279)   (3,145)
  Acquisitions (Note 3)                                            (2,006)              (6,613)
  Proceeds from sale of equipment                                      39         85       119
  Other                                                                           15
                                                                  --------  ---------  --------
           Net cash used in investing activities                   (4,936)    (4,179)   (9,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt                                       (5,455)   (13,633)   (2,619)
  Proceeds from borrowings                                            297     15,079     5,271
  Stock issuance                                                       30
                                                                  --------  ---------  --------
           Net cash (used in) provided by financing activities     (5,128)     1,446     2,652
                                                                  --------  ---------  --------

NET DECREASE IN CASH AND CASH EQUIVALENTS                            (542)    (1,618)   (1,711)

CASH AND CASH EQUIVALENTS, AT BEGINNING OF
  YEAR                                                                692      2,310     4,021
                                                                  --------  ---------  --------

CASH AND CASH EQUIVALENTS, AT END OF YEAR                         $   150   $    692   $ 2,310
                                                                  ========  =========  ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
  INFORMATION -
  Cash paid during the period for:
    Interest                                                      $ 3,280   $  3,658   $ 2,579
    Taxes on income                                                 1,340        597       151

See  notes  to  consolidated  financial  statements.

CFA  HOLDING  COMPANY  AND  SUBSIDIARIES
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
----------------------------------------------
YEARS  ENDED  DECEMBER  31,  1997,  1996  AND  1995
(IN  THOUSANDS  EXCEPT  SHARE  AMOUNTS)

1.          CORPORATE  STRUCTURE  AND  GENERAL

CFA Holding Company ("CFA") was incorporated on January 10, 1992. Previously, CFA had two wholly owned subsidiaries, CFBT, Inc. ("CFBT") and AIBT, Inc. ("AIBT"). CFBT and AIBT were the parent companies of Care Free Aluminum Products, Inc. ("Care Free") and its wholly owned subsidiary Ultra Building Systems, Inc. ("Ultra"), and Alpine Industries, Inc. ("Alpine"), respectively, each of which were wholly owned by their respective parent company. During 1996, CFBT and AIBT, which were nonoperating holding companies, were dissolved and their assets and liabilities merged into CFA which then became the parent company to Care Free and Alpine. The consolidated financial statements include the accounts of CFA and its subsidiaries. All significant intercompany transactions  and  balances  have  been  eliminated  in  consolidation.

CFA manufactures and sells vinyl windows and doors. CFA's customers include home improvement dealers, lumber yards, distributors, mass merchandisers, residential contractors, and the manufactured housing industry. Products are sold to customers located throughout the United States. Credit sales are typically not collateralized by the customer. Sales to one major customer for the years ended December 31, 1997, 1996 and 1995 accounted for approximately 18%, 17% and 20%, respectively, of CFA's total sales. Accounts receivable from this customer were approximately $632, $101 and $361 at December 31, 1997, 1996 and 1995, respectively.

2.          SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

CASH  AND  CASH  EQUIVALENTS  consist  of  cash  and  overnight  deposits.

INVENTORIES are stated at the lower of cost or market. Care Free determines cost primarily on a last-in, first-out (LIFO) method, while Alpine and Ultra use a first-in, first-out (FIFO) method. Approximately 32% and 35% at December 31, 1997 and 1996, respectively, of the consolidated inventory is determined by the LIFO method.

PROPERTY, PLANT AND EQUIPMENT acquired at the date of the purchases of the CFA subsidiaries were recorded at their then-estimated fair value. All other acquisitions of property, plant and equipment are recorded at cost.
Depreciation is computed by the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are stated at cost and amortized over the shorter of their respective lease term or their estimated useful life. Expenditures for maintenance and repairs are charged to expense as incurred whereas major additions are capitalized.

TAXES ON INCOME are provided based upon pre-tax income for financial statement purposes. As required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" (see Note 7), deferred taxes are provided using the liability method.

CFA  and  its  consolidated  subsidiaries file a consolidated federal income tax
return.    Federal  income  tax  expense  is  allocated to each subsidiary as if separate  returns  were  filed.

PURCHASE COST IN EXCESS OF NET ASSETS ACQUIRED is being amortized on a straight-line basis primarily over fifteen to twenty-five years.

DEFERRED FINANCING COSTS are being amortized over the terms of the related financing agreements on a straight-line basis.

THE NON-COMPETE AGREEMENT with one of the previous owners of Care Free was being
amortized  over  five  years.    The  agreement  became fully amortized in 1997.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the
reporting  period.    Actual  results  could  differ  from  those  estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Management has determined that the carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments.

The fair value of notes payable to bank and lines of credit approximate the carrying amount since these notes bear interest at rates that adjust based upon market indexes. It is not practicable to estimate the fair value of notes payable to BT Capital Partners, Inc. and former shareholders due to these notes being subordinated and unsecured. It is also not practicable to estimate the fair value of the letters of credit which provide collateral for estimated insurance claims payable due to the contingent nature of these claims.

LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF - Effective January 1, 1996, CFA adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and long-lived assets and certain identifiable intangibles to be disposed of. The initial adoption of this new accounting standard did not have a material effect on CFA's consolidated operating results or financial position.

RECLASSIFICATIONS - Certain reclassifications have been made in the 1995 and 1996 financial statements to conform to the classifications used in 1997.

3.          ACQUISITIONS

On January 22, 1997, Alpine executed an asset purchase transaction to acquire California Windows ("California") of Walnut, California for a total purchase price of $1,132 (exclusive of acquisition costs of approximately $162). The acquisition has been accounted for as a purchase. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed (accounts and retention receivables, $443; inventory, $482; property, plant, and equipment, $180; certain other assets, $112; and trade payables and accrued expenses of $1,089) based on their respective fair values and the amount paid in excess of the net assets acquired, totaling $1,166, was recorded as goodwill. The acquisition was partially financed through the use of Alpine's operating cash and credit line.

On May 21, 1997, Ultra executed an asset purchase transaction to acquire Windowman ("Windowman") of Pottsville, Pennsylvania for a total purchase price of $2,446. The acquisition has been accounted for as a purchase. The acquisition was partially financed through the use of Ultra's operating cash and credit line and includes future payments, aggregating up to $1.8 million, based on sales volumes of Windowman products in each of the three years subsequent to the acquisition. Such future payments have been included in the purchase price recorded in the December 31, 1997 financial statements and as a contingent payable based upon Ultra's assessment of the likelihood of achieving the requisite sales volume required for such contingent consideration.

The following unaudited pro-forma information sets forth the results of the Company's operation as though the purchase of California and Windowman had been made at the beginning of 1996:


              1997      1996
Revenues    $138,126  $137,893
Net income     4,115     1,773

On August 1, 1995, Care Free executed a stock purchase transaction to acquire 100% of the outstanding stock of Ultra for a total purchase price of $6,551 (exclusive of acquisition costs of approximately $226). The acquisition has been accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed (cash, $164; accounts and notes receivable, $1,872; inventory, $2,270; property, plant and equipment, $2,050; deferred tax asset, $306 and certain other assets, $23; trade payables and accrued expenses of $3,462) based on their respective fair values. Accordingly, the year end balance sheet of Ultra is included in the consolidated balance sheet of Care Free at December 31, 1995 and Ultra's operating results for the period from August 1, 1995 through December 31, 1995 are included in Care Free's consolidated statement of earnings for the year ended December 31, 1995. The acquisition was partially financed through the use of Care Free's operating cash and credit lines, the issuance of $1,000 note payable to former owners of Ultra, and $1,000 of additional bank financing.

4.          INVENTORIES

Inventories  consist  of  the  following  at  December  31:


                                    1997    1996
First-in, first-out (FIFO) basis:
  Finished products                $1,465  $ 2,656
  Raw materials                     6,198    8,362
  Work in process                     364      484
                                   ------  -------
                                    8,027   11,502
LIFO reserve                          197      197
                                   ------  -------

Recorded basis                     $8,224  $11,699
                                   ======  =======

Earnings before taxes on income under the FIFO method would not have been different for the year ended December 31, 1997, and would have been $70 higher and $29 lower for the years ended December 31, 1996 and 1995, respectively.

5.          RELATED  PARTY  TRANSACTIONS

Care Free has a note receivable from an officer which is due in April 1999. Interest is due at an annual rate of 7-1/2%. The note was paid in full in January 1998.

CFA also utilizes legal counsel from a law firm in which certain partners are minority shareholders of CFA through a partnership. Fees paid to this law firm were $191, $137 and $58 in 1997, 1996 and 1995, respectively.

Additionally, the Company's principal debt financing is provided by BT Capital Partners, Inc., a shareholder of the Company, and KeyBank, the parent of a shareholder. Total interest paid to these related parties was $3,232, $3,242, and $2,937 in 1997, 1996 and 1995, respectively.

6.          LONG-TERM  DEBT

Long-term  debt  at  December  31  is  summarized  as  follows:


                                                                     1997     1996
  Revolving credit advances maturing December 30, 2001              $11,285  $15,943

  Note payable, due in quarterly installments of $25 plus interest
    at 10% through December 31, 2000                                    300      400

  Note payable due in quarterly installments of $125 plus interest at 9% commencing October 21, 1996 through August 1, 1998
    The note was settled in full in 1997.                                        871

  Subordinated notes payable to BT Capital Partners, Inc., $2,000 due on January 31, 1998 and 1999.  Interest payable quarterly
    at 14%; unsecured                                                 4,000    4,000

  Subordinated notes payable to BT Capital Partners, Inc., $3,855 due on March 16, 1999 and $3,854 due on March 16, 2000.
    Interest payable quarterly at 13.5%; unsecured                    7,709    7,709
                                                                    -------  -------


           Total debt                                                23,294   28,923
Less current portion                                                  2,100      600
                                                                    -------  -------

Total                                                               $21,194  $28,323
                                                                    =======  =======

On December 19, 1996, CFA executed a revolving credit facility and security agreement with its primary lender, KeyBank (formerly Society National Bank). Under the terms of this new agreement, CFA has a revolving credit facility of $28,000 and a Capital Expenditure ("CapEx") line of credit facility of $6,000. Borrowings under the revolving credit facility accrue interest at an annual rate of the LIBOR plus a range of 2.125 to 3.125 basis points or the bank's prime rate plus a range of 0 to .625 basis points. The current borrowing is at prime plus .125 basis points. The prime rate was 8.5% and 8.25 % at December 31, 1997 and 1996, respectively. The interest rate method is selected by CFA and is subject to certain adjustments based on the financial performance of CFA. Borrowings under the CapEx line of credit accrue interest at the same rates as the revolving credit facility. There are no amounts outstanding under the CapEx line of credit facility.

The agreement provides for revolving credit advances equal to 85% of eligible accounts receivable plus 50% of eligible inventory up to a cap of $6.5 million and a $13 million reducing term component (reducing by $500 per quarter commencing April 1, 1997). The agreement matures on December 30, 2001 and accordingly, all revolving credit advances as of December 31, 1997 and 1996 have been classified as long term.

In 1996, CFA borrowed a total of $15,943 under the revolving credit facility to repay the outstanding balance of the previous revolving credit facility, the capital expenditures line of credit, and all other notes payable to the bank.

CFA must pay .25% annual commitment fee on the unused average daily availability of the two facilities and a monthly collateral-monitoring fee of $1 per month.

On January 17, 1997, CFA entered into an interest rate swap arrangement with KeyBank. The swap establishes a fixed rate of 6.32% on the LIBOR rate on the CFA credit facility. This swap has a notional amount of $10,000 and expires on January 17, 1999. On January 27, 1998, CFA terminated this swap arrangement for
$101.    This  amount  was  accrued  at  December  31,  1997.

CFA uses settlement accounting such that the effect of the interest rate differential between the notes payable and the interest rate swaps is recognized over the life of the agreements as payments are made.

The revolving credit facility and CapEx line of credit facility of CFA with KeyBank is collateralized by substantially all its assets. The KeyBank agreements, as well as the BT Capital Partners, Inc. notes payable, contain certain restrictive covenants which require among other things, that CFA maintains certain net worth, cash flow, and debt to net worth amounts. CFA is also restricted as to the payment of dividends and the purchase of property and equipment. CFA was in compliance with these covenants at December 31, 1997 and 1996.

Maturities on long-term debt are as follows:  1998 - $2,100; 1999 - $7,955; 2000
-  $5,954;  2001  -  $8,052.

In conjunction with the acquisition of CFA by Reliant Building Products, Inc. in January 1998 (see Note 12), all December 31, 1997 outstanding debt was retired.

7.          TAXES  ON  INCOME

The  provision for income taxes is comprised of the following as of December 31:


           1997    1996   1995
Current   $1,467  $  830  $ 354
Deferred     180     282    634
          ------  ------  -----

Total     $1,647  $1,112  $ 988
          ======  ======  =====

The consolidated income tax provision differs from the amount computed on pretax income using the U.S. statutory income tax rate for the years ended December 31 for the following reasons:


                                            1997                   1996                 1995
                                     ---------------------  --------------------  ---------------------
                                      AMOUNT   PERCENTAGE   AMOUNT   PERCENTAGE    AMOUNT   PERCENTAGE
Taxes computed at statutory rate     $ 1,918       34.00 %  $   874      34.00 %  $   950       34.00 %

Increase (decrease) in income taxes
  resulting from:
  State income taxes                     123         2.18        29         1.13       22         0.79
  Goodwill amortization                   67         1.18        38         1.48      (25)       (0.89)
  Non-deductible expenses                 64         1.13        35         1.36       26         0.93
  IRS settlements                                               100         3.89
  Reversal of income tax accruals       (250)       (4.43)
  Acquired tax benefits and
    basis differences                   (252)       (4.46)
  Other                                  (23)       (0.41)       36         1.40       15         0.54
                                     --------  -----------  -------  -----------  --------  -----------

                                     $ 1,647       29.19 %  $ 1,112      43.26 %  $   988       35.37 %
                                     ========  ===========  =======  ===========  ========  ===========

Major components of the CFA's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:


                                                              1997      1996
Current:
  Allowance for doubtful accounts                           $   536   $   381
  Accrued expenses                                              536       438
  Inventory reserves                                             73        80
  Tax LIFO reserve greater than book LIFO reserve              (540)     (540)
  Warranty reserve                                              150        34
  Other                                                                  (112)
                                                            --------  --------

                                                            $   755   $   281
                                                            ========  ========

Noncurrent:
  Tax depreciation over book depreciation                   $(1,964)  $(1,763)
  Book goodwill amortization over (under) tax amortization     (258)        2
  Other                                                         (51)
                                                            --------  --------

                                                            $(2,273)  $(1,761)
                                                            ========  ========

8.          DISCRETIONARY  PROFIT-SHARING  AND  401(K)  PLAN

Both Care Free and Alpine have profit sharing and 401(k) plans covering substantially all employees with more than one year's service at each respective location. Participants may contribute a portion of their annual salary to the plan (up to 15% of compensation under the Care Free plan and up to 19% under the Alpine plan), subject to limitations defined in the respective plan documents as well as Internal Revenue Service limitations. The Alpine plan also provides a company matching contribution of the lesser of 25% of the employee's contribution or 1% of the employee's annual salary, which approximated $47, $45 and $44 during 1997, 1996 and 1995, respectively. In addition, both plans provide for company profit sharing contributions at the discretion of their Board of Directors. A provision of $237, $125 and $110 was recorded for the years ended December 31, 1997, 1996 and 1995, respectively, for Care Free.

9.          COMMON  STOCK

Common stock authorized, issued and outstanding as of December 31, 1997 and activity for the year is summarized as follows:


                             SHARES ISSUED
                           AND OUTSTANDING
                           ---------------
           SHARES    BEGINNING  STOCK   END OF
         AUTHORIZED   OF YEAR   ISSUED   YEAR

Class A       1,000        798       8     806
Class B         500
Class C         250        227             227
Class D         125        121             121
Class E         500
         ----------  ---------  ------  ------
              2,375      1,146       8   1,154
         ==========  =========  ======  ======

There were no changes in the amount of common stock issued and outstanding for the years ended 1996 and 1995.

The Class A and Class D stockholders are identical as to rights. The Class A and Class D stockholders have a preference over the Class B, C and E stockholders upon any distribution by CFA, to the extent that the Class A and Class D stockholders receive all distributions up to their initial capital contributions, after which distributions are divided equally among all stockholders on a per share basis.

CFA  issued  to the holders of the 14% notes, warrants for the purchase of up to
265 shares of Class B common stock for an aggregate price of $13 (see Note 6). Warrants may be exercised at a price of $2 per warrant share anytime through January 31, 2001. In addition, during 1994, CFA issued to the holders of the 13.5% notes, warrants for the purchase of up to 169 shares of Class B common stock for a nominal price (see Note 6). These warrants may be exercised at a price of $4 per warrant share anytime through March 16, 2003. Both warrant issues may be exercised upon the sale of the Company.

CFA has a stockholder's agreement that generally restricts the transfer of shares and provides for first refusal and co-sale rights, all as specified in the agreement. The stockholder's agreement also sets forth specific rights of CFA to repurchase shares of its stock held by certain employees who are also stockholders of CFA. Repurchase rights and obligations are set forth in the agreement. The repurchase price is based on a specified formula and is payable in cash or cash and notes depending upon the circumstances.

The Company has a stock incentive plan whereby key employees of the Company may receive awards of stock options. A maximum of 81 shares of stock may be issued under this plan. As allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company follows APB Opinion No. 25 and related interpretations in accounting for its plan.

The following table summarizes stock option activity during the years ended December 31, 1997, 1996 and 1995.


                                          WEIGHTED   WEIGHTED
                                           AVERAGE    AVERAGE    RANGE OF
                                          EXERCISE     FAIR      EXERCISE
                                 SHARES     PRICE      VALUE       PRICE

Balance at January 1, 1995        16.00   $    11.3             $      11.3
  No activity during the period
Balance at December 31, 1995      16.00        11.3                    11.3
  Options granted                 21.53         7.5  $     2.7
  Options exercised               (8.15)        7.8
                                 -------
Balance at December 31, 1996      29.38         9.4              6.2 - 11.3
 Options granted                  16.62         3.3        5.8
 Options canceled                 (5.23)        6.5
                                 -------
Balance at December 31, 1997      40.77         7.3              3.3 - 11.3

As required by FAS 123, the Company has determined the pro-forma information as if the Company had accounted for stock options granted since January 1, 1995, under the fair value method of FAS 123. The Black-Scholes option pricing model was used with the following weighted average assumptions for 1997 and 1996: risk free interest rates of 5.5% and 6%, and a weighted average life of 5 years for all periods presented. The pro-forma effect of these options on net earnings was to decrease earnings by $14 and $60 in 1997 and 1996, respectively. Additionally, in 1997 the Company recorded compensation expense of $83 relative to such options.

10.          COMMITMENTS  AND  CONTINGENCIES

At December 31, 1997, future minimum rental payments under noncancelable operating leases for certain transportation, manufacturing, and office equipment are as follows: 1998 - $1,079, 1999 - $890, 2000 - $652, 2001 - $366, 2002 -
$182, Thereafter - $114. Leases for certain transportation equipment require monthly payments plus additional amounts based on mileage through February 2000. Contingent rental amounts based on vehicle mileage totaled $53, $84 and $77 for the years ended December 31, 1997, 1996 and 1995, respectively.

At December 31, 1997, future minimum rental payments under noncancelable operating leases, which relate to real estate with initial or remaining terms of more than one year, are as follows: 1998 - $1,270; 1999 - $1,080; 2000 -
$1,083;  2001  -  $1,083;  2002  -  $1,055;  Thereafter  -  $5,647.

Total rent expense for the years ended December 31, 1997, 1996 and 1995 amounted to $3,124, $2,142, and $1,247, respectively.

11.          MANAGEMENT  AND  CONSULTING  AGREEMENTS

Care Free and Alpine entered into acquisition and management agreements with an entity controlled by one of CFA's stockholders. During 1996 the Care Free agreements collectively provided for management fees of $21 per month and an incentive fee based on operating results, not to exceed $150 annually. The incentive fee for 1996 and 1995 was $150. In accordance with its agreement Alpine paid this same entity $300 in 1996 and 1995. In December 1996 one agreement replaced the previous agreements and provided for management fees of $700 for 1997. These management fees are paid to the affiliated entity in return for administrative, strategic planning, recruiting, asset management and similar other services provided to Care Free, Alpine, and CFA.

12.          SUBSEQUENT  EVENTS

On December 17, 1997, CFA entered into a stock purchase agreement with Reliant Building Products, Inc. of Dallas, Texas to sell 100% of the outstanding stock of CFA for a total purchase price of $120,918. The transaction was consummated on January 28, 1998. With respect to this transaction, substantially all outstanding debt and accrued interest as of this date was paid and the outstanding interest swap agreement terminated. The management and consulting agreements described in Note 11 were also terminated.

                                                                   Exhibit 7(b)
                         Reliant Building Products, Inc.
                   Unaudited Pro Forma Consolidated Condensed
                              Financial Statements

The following unaudited pro forma consolidated condensed balance sheet has been prepared by taking the December 26, 1997 consolidated balance sheet of Reliant Building Products, Inc. (the "Company") and the December 31, 1997 consolidated balance sheet of CFA Holding Company ("Care Free" or "CFA") and giving effect to the acquisition on January 28, 1998 of all of the common stock of Care Free (the "Acquisition") by the Company as if it occurred as of December 26, 1997 including the related incurrence of debt and cash contribution from owners of the Company. The unaudited pro forma consolidated condensed balance sheet has been prepared for informational purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had the Acquisition taken place at December 26, 1997.

The following unaudited pro forma consolidated condensed statement of operations for the year ended March 28, 1997 has been prepared by taking the March 28, 1997 consolidated statement of operations of the Company and the December 31, 1996 consolidated statement of operations of Care Free and giving effect to the Acquisition as if it had occurred as of March 30, 1996. The unaudited pro forma consolidated condensed statement of operations for the nine months ended December 26, 1997 has been prepared by taking the December 26, 1997 statement of operations of the Company (representing Company and Predecessor periods and excluding an extraordinary loss of $715,000 recognized by the Company in such period) and the September 30, 1997 statement of operations of Care Free and giving effect to the Acquisition as if it had occurred as of March 29, 1997.

The revenues and results of operations included in the following unaudited pro forma condensed statements of operations are not considered necessarily to be indicative of anticipated results of operations for periods subsequent to the transaction, nor are they considered necessarily to be indicative of the results of operations for the periods specified had the transaction actually been completed at the beginning of each respective period.

These financial statements and accompanying notes should be read in conjunction with the audited consolidated financial statements of the Company, and related notes thereto (which are included in the Form S-4 Amendment no. 2 filed on September 3, 1997, the quarterly report on Form 10-Q for the nine months ended December 26, 1997, the Company's Current Report on Form 8-K dated February 6, 1998 (all filed with the Securities and Exchange Commission)), and the consolidated financial statements of Care Free and related notes thereto, included herewith.

The unaudited pro forma consolidated condensed statements of operations reflect certain cost savings that management has identified related to elimination of duplicate costs for corporate and functional facilities as well as contractual raw material purchase agreements. However, the unaudited pro forma consolidated condensed statements of operations do not reflect certain additional cost savings and synergies that management has identified related to plant productivity and product rationalization.

The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma consolidated condensed financial statements. It is therefore possible that the entries presented below will not be the amounts actually recorded at the closing date.


                                               RELIANT BUILDING PRODUCTS, INC.
                                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                                      DECEMBER 26, 1997
                                                   (DOLLARS IN THOUSANDS)


                                                                             HISTORICAL                  PRO FORMA
                                                                    ------------------------  ------------------------------
                                                                                                   CFA
                                                                      RELIANT        CFA       ADJUSTMENTS         COMBINED
                                                                    ------------  ----------  -------------       ----------
ASSETS
  Cash                                                              $     8,881   $      150  $     (7,368)  (a)  $   1,663
  Accounts and notes receivable                                          18,785        9,943             -           28,728
  Inventories                                                            14,672        8,224          (548)  (b)     22,348
  Deferred tax assets                                                     1,434          755           907   (b)      3,096
  Prepaid expenses and other current assets                               1,168          865             -            2,033
                                                                    ------------  ----------  -------------       ----------
      Total current assets                                               44,940       19,937        (7,009)          57,868

Property, plant, and equipment, net                                      28,881       21,229         6,914   (b)     57,024
Intangible assets, net                                                   42,226       15,685        94,436   (b)    136,662
                                                                                                   (15,685)  (b)
Other assets                                                              3,851          736         2,311   (c)      6,898
                                                                    ------------  ----------  -------------       ----------
      Total assets                                                  $   119,898   $   57,587  $     80,967        $ 258,452
                                                                    ============  ==========  =============       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                  $     7,002   $    6,232  $          -        $  13,234
  Accrued expenses                                                        8,358        6,133         1,901   (b)     16,392
  Current portion of long-term debt and capital lease obligations             2        2,867        (1,233)  (b)      2,386
                                                                                                       750   (d)
                                                                    ------------  ----------  -------------       ----------
      Total current liabilities                                          15,362       15,232         1,418           32,012

Long-term debt and capital lease obligations                                  -       11,485       (11,285)  (b)    111,350
                                                                                                   111,150   (d)
Deferred income taxes                                                     5,183        2,273         2,301   (b)      9,757
Other liabilities                                                         1,980          980             -            2,960
Subordinated debt                                                        70,000        9,709        (9,709)  (b)     70,000
                                                                    ------------  ----------  -------------       ----------
Total liabilities                                                        92,525       39,679        93,875          226,079

Shareholders' equity:
  Common stock                                                                1           13           (13)  (e)          1
  Additional paid-in-capital                                             27,392        6,283        (1,283)  (e)     32,392
  Retained earnings (accumulated deficit)                                   (20)      11,612       (11,612)  (e)        (20)
      Total shareholders' equity                                         27,373       17,908       (12,908)          32,373
                                                                    ------------  ----------  -------------       ----------
      Total liabilities and shareholders' equity                    $   119,898   $   57,587  $     80,967        $ 258,452
                                                                    ============  ==========  =============       ==========

                  See  accompanying  notes  to  unaudited  pro  forma  consolidated  financial  statements.

                         Reliant Building Products, Inc.
    Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements
                             (Dollars in Thousands)


Balance  Sheet  as  of  December  26,  1997

(a) Reflects  the  cash  used  in  connection  with  the  Acquisition:


Proceeds from new financing         $ 111,900
Proceeds from Company shareholders      5,000
Less: purchase price                 (120,918)
Less: transaction costs                (3,350)
                                    ----------
Cash used in Acquisition            $  (7,368)
                                    ==========


(b) The Acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated first to tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair market values, with the remainder allocated to goodwill. The allocation of the increase in basis is as follows:


Calculation of excess of cost over book value:
  Purchase of CFA                               $120,918
  Acquisition costs                                  561
                                                ---------
  Net purchase price                             121,479
  Less: Net book value of assets acquired        (17,908)
            Elimination of intangible assets      15,685
            Debt not assumed from Acquisition    (22,227)
            Elimination of other assets              478
                                                ---------
                                                $ 97,507
                                                =========

Allocation of excess purchase price:
Property, plant and equipment                   $  6,914
Deferred taxes                                    (1,394)
Inventories                                         (548)
Closure of corporate & functional facilities      (1,901)
Intangible assets                                 94,436
                                                ---------
                                                $ 97,507
                                                =========

(c) Reflects  adjustment  to  other  assets  as  follows:


Debt issuance costs for new credit facility   $2,789
Elimination of Care Free debt issuance costs    (478)
                                              -------
                                              $2,311
                                              =======

(d) Reflects  borrowings  on  new  credit  facility.

(e) Reflects  the  combination  of  the  following  adjustments:


Elimination of Care Free historical equity          $(17,908)
 New equity provided by the Company's shareholders     5,000
                                                    ---------
                                                    $(12,908)
                                                    =========


                                  RELIANT BUILDING PRODUCTS, INC.
                UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                                     YEAR ENDED MARCH 28, 1997
                                      (DOLLARS IN THOUSANDS)


                                                                         PRO FORMA
                                                          ----------------------------------------
                                          HISTORICAL            ADJUSTMENTS
                                      ------------------  -----------------------
                                      RELIANT     CFA      RELIANT          CFA          COMBINED
                                      --------  --------  ---------       --------       ---------
Net sales                             $174,401  $130,569  $(13,918)  (a)  $     -        $ 291,052
Cost of products sold                  131,474    96,633   (13,086)  (a)   (1,879)  (h)    213,019
                                                              (875)  (b)      752   (i)
                                      --------  --------  ---------       --------       ---------
Gross profit                            42,927    33,936        43          1,127           78,033

Selling, general and administrative     32,724    28,024    (2,867)  (a)    1,617   (j)     59,220
                                                               423   (c)      158   (i)
                                                                             (859)  (k)
                                      --------  --------  ---------       --------       ---------

Income from operations                  10,203     5,912     2,487            211           18,813
Interest expense, net                    5,381     3,319     2,867   (d)    5,791   (l)     17,358
Other expenses                             577        23      (350)  (e)                        23
                                                              (227)  (f)
                                      --------  --------  ---------       --------       ---------

Income (loss) before income taxes        4,245     2,570       197         (5,580)           1,432

Income tax expense (benefit)             1,892     1,112        50   (g)   (2,064)  (m)        990
                                      --------  --------  ---------       --------       ---------

Net income (loss)                     $  2,353  $  1,458  $    147        $(3,516)       $     442
                                      ========  ========  =========       ========       =========



Other Data:
Adjusted EBITDA (n)                   $ 15,426  $ 10,339  $  1,847        $ 2,038        $  29,650
                                      ========  ========  =========       ========       =========

         See accompanying notes to unaudited pro forma consolidated financial statements.


                                     RELIANT BUILDING PRODUCTS, INC.
                          UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                   NINE MONTHS ENDED DECEMBER 26, 1997
                                          (DOLLARS IN THOUSANDS)


                                                                               PRO FORMA
                                                                -----------------------------------------
                                                HISTORICAL            ADJUSTMENTS
                                           -------------------  ------------------------
                                            RELIANT     CFA      RELIANT          CFA           COMBINED
                                           ---------  --------  ---------       --------       ----------
Net sales                                  $131,973   $100,922  $ (6,899)  (a)  $     -        $ 225,996
Cost of products sold                        99,775     76,907    (6,012)  (a)   (1,409)  (h)    169,724
                                                                    (101)  (b)      564   (i)
                                           ---------  --------  ---------       --------       ----------
Gross profit                                 32,198     24,015      (786)           845           56,272

Selling, general and administrative          24,921     17,331    (1,177)  (a)    1,212   (j)     41,638
                                                                     (49)  (c)      119   (i)
                                                                                   (719)  (k)
                                           ---------  --------  ---------       --------       ----------

Income from operations                        7,277      6,684       440            233           14,634
Interest expense, net                         5,755      2,445       358   (d)    4,343   (l)     12,901
Other expenses                                3,374        335         -              -            3,709
                                           ---------  --------  ---------       --------       ----------

Income (loss) before income taxes            (1,852)     3,904        82         (4,110)          (1,976)

Income tax expense (benefit)                   (265)     1,038        31   (g)   (1,521)  (m)       (717)
                                           ---------  --------  ---------       --------       ----------

Income (loss) before extraordinary items   $ (1,587)  $  2,866  $     51        $(2,589)       $  (1,259)
                                           =========  ========  =========       ========       ==========



Other Data:
EBITDA (n)                                 $ 12,667   $ 10,880  $    275        $ 1,603        $  25,425
                                           =========  ========  =========       ========       ==========

             See accompanying notes to unaudited pro forma consolidated financial statements.

                         Reliant Building Products, Inc.
           Notes to Pro Forma Unaudited Condensed Financial Statements
                             (Dollars in Thousands)


Statement of Operations for Year Ended March 28, 1997 and Nine Months Ended December 26, 1997

RELIANT  PRO  FORMA  ADJUSTMENTS

Reflects the pro forma adjustments necessary to give effect to the May 9, 1997 Redman Building Products, Inc. (the "Predecessor") common stock purchase by the current shareholders of the Company (the "Transaction"), the proceeds from the senior subordinated notes (the "Notes") issued in conjunction therewith, and the closure of the Company's Houston manufacturing facility. Such pro forma adjustments reflect the Transaction as if it occurred on March 30, 1996, including the application of "push-down accounting" as of that date.

(a) Reflects the elimination of the historical results of operations for the Company's Houston manufacturing facility, closed in connection with the
Transaction.    The elimination of the historical cost of products sold includes
$188 historical depreciation expense recorded for the Company's Houston manufacturing facility for the year ended March 28, 1997.

(b) Reflects decrease in depreciation as a result of extending the remaining useful lives of certain property, plant and equipment. These remaining useful lives have been revised due to the fact that such property, plant and equipment has historically not been subject to technological change and is expected to be used over such revised remaining useful lives. Management does not expect such extension to result in a material increase over historical repair and maintenance expense.

(c) Reflects net increase in amortization resulting from the additional goodwill created as a result of the Transaction. A life of 40 years has been assigned to goodwill.

(d) Reflects net increase in interest expense resulting from the Transaction and financing as follows:


                                                                       FISCAL           NINE MONTHS
                                                                     YEAR ENDED            ENDED
                                                                   MARCH 28, 1997    DECEMBER 26, 1997
                                                                  ----------------  -------------------
Elimination of historical interest expense related to debt that
   was repaid as a result of the Notes offering                   $        (5,264)  $             (579)
Interest resulting from the issuance of the Notes at 10.875%                7,613                  878
Amortization of the $2,600 of debt issuance costs related to
   Notes and senior credit facility                                           393                   45
Line of credit fees related to the senior credit facility                     125                   14
                                                                  ----------------  -------------------
                                                                  $         2,867   $              358
                                                                  ================  ===================

(e) Represents management fees charged to the Predecessor by the former owners that will cease with the Transaction.

(f) To reflect elimination of accretion of redeemable common stock warrants that were redeemed in the Transaction.

(g)     Net change in provision for income taxes as a result of notes (a) - (f).

CARE  FREE  PRO  FORMA  ADJUSTMENTS

(h) Represent the raw material cost savings from contractual purchase agreements available to the Company that will be used to supply Care Free requirements.

(i) Represents increased depreciation from the step-up to fair market value of property, plant and equipment. Depreciation on property, plant and equipment has been calculated on a straight line basis over lives ranging from 2 to 20 years.

(j) Reflects the net increase in amortization resulting from the additional intangible assets (calculated over 40 years) created as a result of the Acquisition.

(k) Reflects the elimination of duplicate corporate expenses and management fees charged to Care Free by its former owners that ended with the Acquisition.

(l) Reflects the net increase in interest expense and debt issuance cost amortization resulting from the new credit facility used to finance the Acquisition as follows:


                                             YEAR ENDED      NINE MONTHS ENDED
                                           MARCH 28, 1997    DECEMBER 26, 1997
                                          ----------------  -------------------
Interest resulting from new financing
  at 7.9% - 9.8%                          $         8,560   $            6,420
Elimination of interest expense on debt
   Not assumed in the Acquisition                  (3,234)              (2,425)
Amortization of debt issuance costs                   465                  348
                                          ----------------  -------------------
                                          $         5,791   $            4,343
                                          ================  ===================


(m) Reflects the pro forma income tax effect of the above adjustments at 37%.

OTHER  DATA

(n) The following items were included in the results of operations and have been eliminated to calculate "Adjusted EBITDA."


                                                  FISCAL
                                                YEAR ENDED
                                              MARCH 28,1997
Interruption of operations at joint venture   $          357
                                              --------------
   Total Adjustments (1)                      $          357
                                              ==============

1 Represents the incremental costs of purchasing aluminum raw materials from outside suppliers and the Company's lost earnings recorded under the equity method of accounting during an interruption in operations due to a fire at the Company's aluminum joint venture. The Company's aluminum joint venture has resumed operations at production levels similar to those prior to the fire.

The Company defines EBITDA as income from operations before depreciation and amortization. The Company includes information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income or cash flows from operating activities presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.